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                                                                    Exhibit 23.1

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Consent of KPMG LLP

The Board of Directors
MCR Holdings, Inc.:

The audits referred to in our report dated February 3, 2000, except as to Note 14 which is as of October 25, 2000, included the related financial statement schedules as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included in the registration statement on Form S-1 filed by MediChem Life Sciences, Inc. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                          /s/ KPMG LLP

Chicago, Illinois
October 25, 2000